EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE THIRD QUARTER ENDED OCTOBER 1, 2005

LOS ANGELES, California (October 31, 2005) – Ducommun Incorporated (NYSE: DCO) today reported results for its third quarter and nine month period ended October 1, 2005.

Sales for the third quarter of 2005 were $63.0 million, compared to $51.8 million for the third quarter of 2004. Net income for the third quarter of 2005 was $4.3 million, or $0.42 per diluted share, compared to net income of $2.8 million, or $0.27 per diluted share, for the comparable period last year.

Sales for the third quarter of 2005 increased 22% from the same period last year, due to increases in both military and commercial sales. The Company’s mix of business in the third quarter of 2005 was approximately 54% military, 42% commercial and 4% space, compared to 56% military, 40% commercial and 4% space in the third quarter of 2004.

Gross profit, as a percentage of sales, increased to 20.7% in the third quarter of 2005 from 17.8% in the third quarter of 2004. The gross profit margin increase was primarily the result of spreading fixed overhead costs over a higher volume of sales during the third quarter of 2005.

Selling, general and administrative expenses, as a percentage of sales, increased to 12.0% in the third quarter of 2005 from 11.7% in the third quarter of 2004, primarily because of bonus accruals in 2005 versus a reversal of bonus accruals in 2004.

Net income for the third quarter of 2005 increased 57% and included an effective tax rate of 26.9% versus 13.0% for the third quarter of 2004. The Company currently expects its effective tax rate for the full year of 2005 to be in the range of 26-30%.

Sales for the first nine months of 2005 were $188.8 million, compared to $167.5 million for the first nine months of 2004. Net income for the first nine months of 2005 was $12.5 million, or

$1.22 per diluted share, compared to $9.3 million, or $0.91 per diluted share, for the comparable period last year.

Sales for the first nine months of 2005 increased 13% from the same period last year, due to increases in both military and commercial sales. The Company’s mix of business in the first nine months of 2005 was approximately 59% military, 37% commercial and 4% space, compared to 60% military, 36% commercial and 4% space in the first nine months of 2004.

Gross profit, as a percentage of sales, increased to 20.5% in the first nine months of 2005 from 20.2% in the first nine months of 2004.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, decreased to 11.8% in the first nine months of 2005 from 12.4% in the first nine months of 2004. The reduction in SG&A expenses, as a percent of sales, was primarily the result of higher sales volume in the first nine months of 2005, partially offset by higher SG&A spending for bonus accruals in 2005, compared to the comparable period of 2004.

Net income for the first nine months of 2005 increased 34% and included an effective tax rate of 26.2% versus 27.0% for the first nine months of 2004.

Joseph C. Berenato, chairman and chief executive officer, commented, “Our sales growth is being driven by increased production rates for the Apache helicopter main and tail rotor blades, and a general increase in commercial sales generated by the start of production on several new programs. We continue to focus on improving our operational processes in order to lower cost and improve quality.”

Mr. Berenato continued, “We are actively pursuing larger and more value added program opportunities to drive our internal growth. In addition, we are continuing to look for complementary acquisitions to enhance our existing businesses, and strategic acquisitions in market segments which will enhance both our design engineering capability and our opportunity to grow.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

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A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-510-0219 (international 617-614-3451) approximately ten minutes prior to the conference time stated above. The participant passcode is 99235294. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended October 1, 2005 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Nine Months Ended
	Oct. 1, 2005	Oct. 2, 2004	Oct. 1, 2005	Oct. 2, 2004
Net Sales	$63,008,000	$51,835,000	$188,818,000	$167,465,000

Operating Costs and Expenses:
Cost of Goods Sold	49,958,000	42,599,000	150,041,000	133,674,000
Selling, General & Admin. Exp.	7,555,000	6,046,000	22,195,000	20,829,000

Total	57,513,000	48,645,000	172,236,000	154,503,000

Operating Income	5,495,000	3,190,000	16,582,000	12,962,000
Interest Expense	407,000	(27,000)	322,000	(241,000)
Income Tax Expense	(1,587,000)	(411,000)	(4,433,000)	(3,431,000)

Net Income	$4,315,000	$2,752,000	$12,471,000	$9,290,000

Earnings Per Share:
Basic Earnings Per Share	$0.43	$0.28	$1.24	$0.93
Diluted Earnings Per Share	0.42	0.27	1.22	0.91

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,069,000	9,990,000	10,058,000	9,959,000
Diluted	10,222,000	10,173,000	10,190,000	10,164,000

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